Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Nos. 333-171739, 333-198706, 333-250207 and 333-258081) on Form S-8 and in the registration statement (No. 333-282133) on Form F-3 of our report dated February 3, 2026, with respect to the consolidated financial statements of Novartis AG and the effectiveness of internal control over financial reporting.

/s/ KPMG AG
Basel, Switzerland
February 4, 2026